ANNUAL STATEMENT OF COMPLIANCE
Pooling and Servicing Agreement, dated as of March 1, 2007 (the "Pooling and
Servicing Agreement"), among Morgan Stanley Capital I Inc., as Depositor, Wells Fargo
Bank, N.A., as General Master Servicer, NCB, FSB, as NCB Maste r Servicer, National
Consumer Cooperative Bank, as Co-op Special Servicer, U.S. Bank National
Association, as Trustee, Paying Agent and Certificate Registrar and LNR Partners, Inc.,
as General Special Servicer
MSCI 2007-IQ13
I, Susan K. Chapman, a Vice President of LNR Partners, Inc. as Special Servicer under the
Pooling and Servicing Agreement, on behalf of the Special Servicer and not in my individual capacity, hereby certify that:
1.
I have reviewed the activities performed by the Special Servicer under the Pooling and Servicing Agreement during the period ending the end of the fiscal year 2007
(the "Reporting Period") and the Special Servicer's performance under the Pooling and Servicing Agreement has been made under my supervision; and
2.
To the best of my knowledge, based on such review, the Special Servicer has fulfilled its obligations under the Pooling and Servicing Agreement in all material respects throughout the Reporting Period.
LNR PARTNERS, INC.

By: /s/ Susan K. Chapman
Susan K. Chapman
Vice President